EXHIBIT 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of (start date) (the “Effective Date”), by and between Multimedia Games, Inc., a Delaware corporation (the “Company”), and Ginny Shanks, an individual (“Executive”).

RECITALS

 WHEREAS, the Company desires to hire Executive and Executive desires to become employed by the Company; and

 WHEREAS, the Company and Executive have determined that it is in their respective best interests to enter into this Agreement to govern the employment relationship on the terms and conditions set forth herein.

AGREEMENT

 NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT TERMS AND DUTIES

1.1 Employment.  The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

1.2 Duties.  Executive shall serve as Chief Marketing Officer and shall report directly to the Company’s Chief Executive Officer.  Executive's main office shall be in Reno Nevada, with a secondary office in Austin, Texas.  Executive shall have the authority, and perform the duties customarily associated with her titles and offices together with such additional duties as may from time to time be assigned by the Chief Executive Officer.  During the term of Executive’s employment hereunder, Executive shall devote her full working time and efforts to the performance of her duties and the furtherance of the interests of the Company and shall not be otherwise employed or engaged.

1.3 Term.  Subject to the provisions of Section 1.6 below, the term of employment of Executive under this Agreement shall commence on the Effective Date and shall continue until terminated by either party (the “Employment Term”).  Upon termination of this Agreement, this Agreement shall expire and have no further effect, except as otherwise provided in Section 5.5 below.

1.4 Compensation and Benefits.

1.4.1 Base Salary.  In consideration of the services rendered to the Company hereunder by Executive and Executive’s covenants hereunder and in the Company’s Agreement Regarding Proprietary Developments, Confidential Information and Non-Solicitation attached hereto as Exhibit A (the “Proprietary Agreement”), during the Employment Term, the Company shall pay Executive a salary at the annual rate of $250,000.00 (the “Base Salary”), less statutory and other authorized deductions and withholdings, payable in accordance with the Company’s regular payroll practices.  The Chief Executive Officer will review the Base Salary annually.

1.4.2 Bonus.  Executive shall receive an annual bonus equal to 60% of Executive’s then current Base Salary (the “Target Bonus”) upon achievement of bonus plan performance targets then in effect as approved by the Chief Executive Officer, which bonus may be as much as 100% of Executive’s then current Base Salary for overachievement against said targets.  Any bonus payment shall be less statutory and other authorized deductions and withholdings and payable at the times when other management bonuses are paid; provided, however, that such Target Bonus shall be paid before the latter of: (i) the 15th day of the third calendar month following the calendar year that the Target Bonus is earned; or (ii) the 15th day of the third calendar month following the end of the fiscal year of the Company that the Target Bonus is earned.

1.4.3 Benefits Package; Vacation; Business Expenses.  As an employee of the Company, Executive will be eligible to enroll in the Company’s benefit programs (including short and long term disability plans and reasonable Directors’ and Officers’ coverage) as they are established from time to time for senior-level executive employees.  Executive shall be eligible for Company holidays and paid vacation as set forth in the Company’s then current policies for senior-level executive employees.

1.5 Stock Grant and Stock Option.  Upon the Effective Date, Executive will be granted one or more options (collectively, the “Option”) to purchase 250,000 shares of the Company’s Common Stock.  Such Option will be granted pursuant to the Company’s 2008 Employment Inducement Award Plan (the “Plan”). The exercise price for the Option shall be equal to the fair market value of the Company’s Common Stock on the date of grant of such Option. The Option will be immediately exercisable, but the Option shares initially will be unvested and will vest over four years in equal quarterly installments during each of the four years.  The Plan documents shall provide that, in the event that, within one year after a Change of Control, either (i) Executive is terminated Without Cause pursuant to Section 1.6.4, or (ii) Executive resigns for Good Reason pursuant to Section 1.7.2, Executive shall acquire a vested interest in, and the Company's repurchase rights shall terminate with respect to all unvested Option shares covered by the Option.  In the event Executive is terminated for any reason, then such termination shall not affect in any manner Executive's right to receive or exercise the options which have vested as of the date of termination pursuant to the provisions of this Agreement.  The terms of the Option will be as set forth in the Plan documents.  The Company will promptly prepare and file a registration statement on Form S-8 with respect to the Plan, and shall maintain the effectiveness of such registration statement during the term of the Plan.

For purposes of this Agreement, a “Change of Control” shall mean: (a) the consummation of a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of  the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction; or (b) the sale, transfer or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than a sale, transfer or disposition to an entity, at least 50% of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; or (c) any transaction or series of related transactions within a period of 12 months pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires (other than directly from the Company) beneficial ownership (within the meaning of Rule l3d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 35% of the total combined voting power of the Company's securities outstanding immediately after the consummation of such transaction or series of related transactions.

1.6 Termination.  Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the time of any such termination being the “Termination Date”):

1.6.1 Death or Disability.  Immediately upon the death of Executive or in the event that Executive has ceased to be able to perform the essential functions of her duties, with or without reasonable accommodation, for a period of not less than 180 days, due to a mental or physical illness or incapacity; as determined in the good faith judgment of the Chief Executive Officer and confirmed by the opinion of an independent medical physician (“Disability”) (termination pursuant to this Section 1.6.1 being referred to herein as termination for “Death or Disability”); or

1.6.2 Voluntary Termination.  Thirty days following Executive’s written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the 30 days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.6.2 being referred to herein as “Voluntary” termination); or

1.6.3 Termination For Cause.  Immediately following notice of termination for Cause given by the Company.  As used herein, “Cause” means termination based on any one of the following, as determined in good faith by the Chief Executive Officer: (i) any intentional act of misconduct or dishonesty by Executive in the performance of her duties under the Agreement; (ii) any willful failure or refusal by Executive to attend to her duties under this Agreement; (iii) any material breach of this Agreement; (iv) Executive’s conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude; or (v) Executive’s unsatisfactory performance of her duties as determined by the Chief Executive Officer and failure of Executive to improve such performance in the reasonable judgment of the Chief Executive Officer following the 30-day period after Executive is provided written notice of such unsatisfactory performance.  In the event that the Chief Executive Officer believes that an event has occurred that would constitute a termination for Cause pursuant to clauses (i), (ii) or (iii), prior to terminating Executive, the Chief Executive Officer will notify Executive of such belief in writing, including an explanation of the concern, and Executive will have 30 days to address the concern to the Chief Executive Officer’s satisfaction prior to the effectiveness of the termination; provided that the Chief Executive Officer may instruct Executive to take a paid leave of absence during such period.

1.6.4 Termination Without Cause.  Notwithstanding any other provisions contained herein, including, but not limited to Section 1.3 above, the Company may terminate Executive’s employment following a thirty (30) day written notice of termination without Cause given by the Company as approved by the Board of Directors (termination pursuant to this Section 1.6.4 being referred to herein as termination “Without Cause”).

1.6.5 Other Remedies.  Termination pursuant to Section 1.6.3 above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

1.7 Severance and Termination.

1.7.1 Voluntary Termination, Termination for Cause, Termination for Death or Disability.  In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 1.6.1 above, or Executive’s Voluntary termination of employment hereunder in accordance with Section 1.6.2 above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 1.6.3 above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, accrued but unused vacation to the extent required by the Company’s policies, vested benefits under any employee benefit plan, and any unreimbursed expenses pursuant to Section 1.4.3 or 1.4.4 hereof incurred by Executive as of the Termination Date, and (ii) the Company’s other obligations under this Agreement shall immediately cease.

1.7.2 Termination Without Cause; Resignation for Good Reason.  Subject to the provisions set forth in Section 1.7.3, in the case of a termination of Executive’s employment hereunder Without Cause in accordance with Section 1.6.4 above, or Executive’s resignation with Good Reason, the Company (i) shall pay Executive (A) in the event that the Termination takes place one year from the Effective Date, one year of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices) and Target Bonus (Target Bonus to be paid at the end of the fiscal year within the time set forth in Section 1.4.2), subject to the tax withholding specified in Section 1.4.1 above or (B) in the event that the Termination takes place two years from the Effective Date, two years of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices) and two years of Target Bonus (Target Bonuses to be paid at the end of each  fiscal year within the time set forth in Section 1.4.2); and (ii) if Executive elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period up to one year after the termination, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment.  Further, subject to the provisions set forth in Section 1.8.3, in the event that there is a Change of Control and within one year after the closing of the Change of Control, Executive is terminated Without Cause or resigns for Good Reason, (i) the Company shall pay Executive a lump sum equal to two years of Base Salary continuation (to be paid in accordance with the Company’s normal payroll practices) and two years of Target Bonus; (ii) if Executive elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), for a period up to one year after the termination, the Company will pay Executive’s premiums, in an amount sufficient to maintain the level of health benefits in effect on Executive’s last day of employment; and (iii) the Option will immediately vest as set forth in Section 1.5.

For purposes of this Agreement, “Good Reason“ means the occurrence of any of the following: (i) the assignment to Executive of duties materially inconsistent with her status as Chief Marketing Officer of the Company or a material adverse alteration in the nature or status of her responsibilities, duties or authority; (ii) a material reduction by the Company in Executive’s then Base Salary or Target Bonus, a material reduction in other benefits, or the failure by the Company to pay Executive any material portion of her current compensation when due; (iii) a requirement that Executive report to a primary work location that is more than 50 miles from the Company’s current location in Reno, Nevada; or (iv) the failure of the Executive and any successor company following a Change of Control to reach a mutually agreeable employment agreement.  Notwithstanding the foregoing, Executive’s resignation shall not be treated as a resignation for Good Reason unless (a) Executive notifies the Company in writing of a condition constituting Good Reason within 45 days following Executive’s becoming aware of such condition; (b) the Company fails to remedy such condition within 30 days following such written notice (the “Remedy Period”); and (c) Executive resigns within 30 days following the expiration of the Remedy Period.  Further, in the event that Executive resigns for Good Reason and within two years from such date accepts employment with the Company, any acquirer or successor to the Company’s business or any affiliate, parent, or subsidiary of either the Company or its successor, then Executive will forfeit any right to severance payments hereunder and will reimburse the Company for the full amount of such payments received by Executive within 30 days of accepting such employment.

1.7.3 Severance Conditioned on Release of Claims.  The Company’s obligation to provide Executive with the severance benefits set forth in Section 1.7.2 is contingent upon Executive’s execution of a mutual release of claims satisfactory to the Company.  Such release will not contain any non-competition period or otherwise restrict Executive's future employment opportunity and will not affect Executive’s continuing obligations to the Company under the Proprietary Agreement.

2. PROTECTION OF COMPANY’S PROPRIETARY INFORMATION AND INVENTIONS; NON-COMPETITION

2.1.1 Proprietary Agreement.  This Agreement, and Executive’s employment hereunder, is contingent upon Executive’s execution of the Proprietary Agreement, effective contemporaneously with the execution of this Agreement.  The Proprietary Agreement survives the termination of this Agreement, the Employment Term and/or Executive’s employment with the Company. Non-Competition.

2.1.2 Consideration For Promise To Refrain From Competing.  Executive agrees that Executive’s services are special and unique, that the Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits, including the amount of severance as set forth in Section 1.7 hereof, are partly in consideration of Executive not competing with the Company following the termination of her employment.  Also, the Company promises to provide Executive with proprietary and confidential information to which Executive has not had access (including without limitation information developed and presented in Board of Director meetings).  Executive acknowledges that such consideration (including without limitation the Company’s promise to provide Executive access to proprietary and confidential information made in this section) is adequate for Executive’s promises contained within this Section 2.

2.1.3 Promise To Refrain From Competing.  Executive understands the Company’s need for Executive’s promise not to compete with the Company is based on the following:  (i) the Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (ii) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to the Company’s proprietary information; (iii) the Company is engaged in the highly insular and competitive gaming technology industry; (iv) the Company provides products and services nationally and internationally; and (v) the Company will suffer great loss and irreparable harm if Executive were to enter into competition with the Company.  Therefore, in exchange for the consideration described in Section 2.1.2 above, Executive agrees that during Executive’s employment with the Company, and for one (1) year following the effective date of the termination of Executive’s employment with the Company for any reason (such one (1) year period to be increased to two (2) years in the event Executive becomes entitled to two year’s Base Salary and Target Bonus as severance pursuant to Section 1.7.2(i)(B) hereof or otherwise) (the “Covenant Period”), Executive will not either directly or indirectly, whether as an owner, director, officer, manager, consultant, agent or employee:  (i) work for or provide services or assistance to a competitor of the Company as of the date of termination of employment, which is defined to include those entities or persons primarily engaged in the business of developing, marketing, selling and supporting technology to or for gaming businesses in which, as of the date of termination of employment, the Company engages or in which the Company has an actual intention, as evidenced by the Company’s written business plans to engage, in any country in which the Company does business as of the date of termination of employment (the “Restricted Business”); or (ii) make or hold any investment in any Restricted Business, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 1% of the listed or traded stock of any publicly held corporation.  For purposes of this Section 2.1.3, the term “Company” shall mean and include the Company, any subsidiary or affiliate of the Company, and any successor to the business of the Company (by merger, consolidation, sale of assets or stock or otherwise).  For purposes of clarification and not limitation, casinos or gaming operations that are not primarily engaged in the business of developing, marketing, selling and supporting technology to or for gaming businesses shall not be Restricted Businesses hereunder.

2.1.4 Reasonableness of Restrictions.  Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this Section 2 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Executive.  Executive expressly acknowledges that the Company competes on an international basis and that the geographical scope of these limitations is reasonable and necessary for the protection of the Company’s trade secrets and other confidential and proprietary information.  Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities.  Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.

2.1.5 Reformation if Necessary.  In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Section 2 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable.

2.1.6 Early Termination of Covenant Period.  Beginning six (6) months after the beginning of the Covenant Period, Executive may, upon thirty (30) days’ written notice to the Company, elect to forego and forfeit any claim to any unpaid severance benefits pursuant to Section 1.7.2 above and, subject to and conditioned upon such notice and written election by Executive, Executive will, effective upon the date of such notice, be released from any remaining obligations under this Section 2, and this Section shall be of no further force and effect.

3. REPRESENTATIONS AND WARRANTIES BY EXECUTIVE

Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms; (ii) Executive is not bound by or subject to any contractual or other obligation that would be violated by her execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect; and (iii) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect her ability to perform her obligations under this Agreement or the business reputation of the Company.  Executive has not entered into, and agrees that she will not enter into, any agreement either written or oral in conflict herewith.

4. TAXES

4.1Section 4999.

4.1.1 Gross-Up Payment Amount.  In the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to this Agreement (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to in this Agreement as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after the payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

4.1.2 Determinations.  Subject to the provisions of Section 4.1.3, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm reasonably selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to both the Company and Executive within 45 days of the receipt of written notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to Executive within 30 days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the possible uncertainty in application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 4.1.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

4.1.3 IRS Claims.  Executive shall notify the Company in writing of any claim by the Internal Revenue Service (the “IRS”) that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is to be paid. Executive shall not pay such claim prior to the expiration of the 60-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive; (iii) cooperate with the Company in good faith in order effectively to contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine.

4.1.4 Refunds.  If, after receipt by Executive of an amount advanced by the Company, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

4.2 Section 409A.  Notwithstanding any inconsistent provision of this Agreement, to the extent the Company determines in good faith that (a) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement in connection with Executive’s termination of employment would constitute deferred compensation subject to the rules of Section 409A of the Code, and (b) Executive is a “specified employee” under Section 409A of the Code, then only to the extent required to avoid Executive’s incurrence of any additional tax or interest under Section 409A, such payment or benefit will be delayed until the earliest date following Executive’s “separation from service” within the meaning of Section 409A which will permit Executive to avoid such additional tax or interest. The Company and Executive agree to negotiate in good faith to reform any provisions of this Agreement to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A, if the Company deems such reformation necessary or advisable pursuant to guidance under Section 409A to avoid the incurrence of any such interest and penalties. Such reformation shall not result in a reduction of the aggregate amount of payments or benefits under this Agreement.

5. MISCELLANEOUS

5.1 Notices. All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses:

If to Executive, to:

Ginny Shanks

If to the Company, to:

Multimedia Games, Inc.
206 Wild Basin Rd
Bldg B, Suite 400
Austin, Texas 78746
Attention: Chief Executive Officer

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 5.1, be deemed given upon delivery, and (ii) if delivered by mail or overnight courier in the manner described above to the address as provided in this Section 5.1, be deemed given upon receipt.  Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

5.2 Authorization to be Employed. This Agreement, and Executive’s employment hereunder, is subject to Executive providing the Company with legally required proof of Executive’s authorization to be employed in the United States of America.

5.3 Indemnification Agreement.  The Company and Executive shall enter into an Indemnification Agreement in substantially the form attached hereto as Exhibit C.

5.4 Entire Agreement.  This Agreement, and the documents referenced herein, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof, and contains the sole and entire agreement between the parties hereto with respect thereto.

5.5 Survival. The respective rights and obligations of the parties that require performance following expiration or termination of this Agreement, including but not limited to Sections 1.5, 1.7.2, 1.7.3, 2, 4 and 5, shall survive the expiration or termination of this Agreement, the Employment Term and/or Executive’s employment with the Company.

5.6 Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

5.7 Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

5.8 Attorney’s Fees.  In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover from the non-prevailing party the prevailing party’s reasonable costs and attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.  In addition, the Company shall pay Executive’s reasonable attorneys’ fees, not to exceed $5,000.00, incurred in connection the negotiation of this Agreement.

5.9 No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and the Company’s successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

5.10 No Assignment; Binding Effect.  This Agreement and its obligations may not be assigned by either the Company or Executive.

5.11 Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

5.12 Severability.  The Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, the Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

5.13 Governing Law; Arbitration.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.  IN THE EVENT OF ANY DISPUTE ARISING UNDER THIS AGREEMENT THAT CANNOT BE RESOLVED BETWEEN THE PARTIES, THE SAME SHALL BE SUBMITTED TO FINAL AND BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR OF THE AMERICAN ARBITRATION ASSOCIATION'S PANEL OF COMMERCIAL ARBITRATORS, WHO SHALL BE CHOSEN BY AGREEMENT OF THE PARTIES.  IF THE PARTIES CANNOT AGREE, THEN EACH PARTY SHALL NOMINATE AN ARBITRATOR AND EACH OF THE TWO NOMINEES SHALL SELECT A THIRD ARBITRATOR TO SO SERVE.  THE COMPANY HEREBY AGREES TO BE FULLY RESPONSIBLE FOR ALL COSTS ASSOCIATED WITH THE ADMINISTRATION OF THE ARBITRATION, INCLUDING ANY AND ALL FILING OR OTHER FEES CHARGED BY THE AMERICAN ARBITRATION ASSOCIATION AND ANY FEES CHARGED BY THE ARBITRATOR.  THIS PROVISION AND ANY ARBITRATION AWARD ISSUED PURSUANT TO THIS PROVISION MAY BE ENFORCED BY ANY COURT OF COMPETENT JURISDICTION.  THE ARBITRATION SHALL TAKE PLACE IN AUSTIN, TEXAS UNLESS OTHERWISE MUTUALLY AGREED BY THE PARTIES.

5.14 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page To Employment Agreement Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be executed as of the date first written above.

“COMPANY” MULTIMEDIA GAMES, INC.

By:	/s/ Anthony Sanfilippo
Anthony Sanfilippo Chief Executive Officer

“EXECUTIVE” GINNY SHANKS

By:	/s/ Virginia E. Shanks
Executive’s Signature

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